QuickLinks -- Click here to rapidly navigate through this document

Exhibit 14.1

GFI GROUP INC.
CODE OF BUSINESS CONDUCT AND ETHICS

PURPOSE

        This Code of Business Conduct and Ethics (this "Code") contains the policy guidelines and procedures adopted by the Board of Directors of the Company (the "Board") that relate to the legal and ethical standards for conducting Company business. This Code cannot and is not intended to cover every applicable law or to anticipate every issue that may arise, but does set out basic principles to guide all directors, officers and employees of the Company. This Code supplements, but does not replace the Company's Employee Handbook and the policies referenced therein. If you are unclear about a particular situation, stop and ask for guidance before taking action.

ADMINISTRATION/APPLICABILITY/VIOLATIONS

        The Board is responsible for setting the standards of business conduct contained in this Code and updating these standards as appropriate to reflect legal and regulatory developments.

        This Code applies to all directors, officers and employees of the Company (the "Covered Persons"). It is the obligation of each and every Covered Person to become familiar with this Code, to adhere to the standards and restrictions set forth herein, to conduct himself or herself accordingly and to avoid even the appearance of impropriety.

        While the Company's Legal Department will oversee the procedures designed to implement and enforce this Code, it is the individual responsibility of each Covered Person to comply with this Code. Those who violate this Code will be subject to appropriate disciplinary action which, depending on the severity of the violation, may include suspension or termination.

POLICY GUIDELINES

A.    Conflicts of Interest

        Covered Persons have a duty of loyalty to the Company, and must therefore avoid any actual or apparent conflict of interest with the Company. A "conflict of interest" exists when a person's private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company objectively and effectively. Conflicts of interest include, but are not limited to, the following examples:

  1.
  engaging in a significant personal business transaction involving the Company for profit or gain;

  2.
  being a consultant to, or a director, officer or employee of, a supplier, customer or competitor of the Company;

  3.
  having a significant financial or other beneficial interest in a supplier, customer or competitor of the Company;

  4.
  receiving, directly or indirectly, improper personal benefits as a result of using Company property or obtaining Company services;

  5.
  conducting Company business with a family member, or taking any business action that improperly benefits a family member; and

  6.
  accepting money, personal gifts, discounts, loans (other than loans from lending institutions at prevailing interest rates), guarantees or other special treatment or gratuities from any supplier, customer or competitor of the Company.

Any such conflicts of interest may arise as a result of actions taken by, or interests of, a family member of a Covered Person. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board Credentialing Committee. Conflicts of interest may not always be clear-cut, so if you have a question, you should ask for guidance from the Legal Department before taking action.

B.    Corporate Opportunities

        Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Covered Persons are therefore prohibited from (i) taking for themselves personally opportunities that are discovered through the use of Company property, information or position without the consent of the Legal Department, (ii) using Company property, information or position for improper personal gain and (iii) competing with the Company.

C.    Confidentiality

        Covered Persons must not disclose to anyone outside the Company any "confidential information" entrusted to them by the Company or its suppliers, customers or business partners, except when disclosure is authorized by the Legal Department or otherwise legally required. "Confidential information" includes all non-public information that might be useful to competitors, or harmful to the Company or its suppliers, customers or business partners, if disclosed. Confidential information includes, for example, trade secrets, technology, research, customer and supplier lists, unannounced financial data and projections, marketing and pricing strategies and business plans.

        The obligation to preserve confidential information continues even after a Covered Person is no longer employed by the Company or an officer or director of the Company.

D.    Competition and Fair Dealing

        The Company seeks to outperform our competitors fairly and honestly through superior performance, but never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent or inducing disclosures of such information by past or present employees, agents or representatives of other companies is prohibited.

        Covered Persons should endeavor to deal fairly and in good faith with the Company's customers, suppliers and competitors and their employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

        Covered Persons are prohibited from:

  1.
  entering into any understanding, agreement, plan or scheme, whether express or implied and whether formal or informal, with any competitor with regard to prices, terms or conditions of sale or service, production, distribution, territories or customers;

  2.
  exchanging or discussing with a competitor prices, terms or conditions of sale or service, or any other competitive information; or

  3.
  engaging in any other conduct which violates any applicable anti-trust or competition laws.

E.    Protection and Proper Use of Company Assets

        Company assets, such as information, materials, supplies, time, software, hardware and facilities, among other property, are valuable resources owned, licensed or otherwise belonging to the Company. Company assets also include proprietary information such as intellectual property, including patents, trademarks, trade secrets and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Company assets should be used only for legitimate business purposes. Accordingly, all Covered Persons should endeavor to protect the Company's assets and ensure their efficient use.

        Unauthorized use of Company assets is prohibited and should be reported. The personal use of Company assets without permission is prohibited, although incidental personal use is permitted. If you have any questions about whether your personal use of a Company asset is incidental, you should ask for guidance from the Legal Department before taking action.

F.    Compliance with Laws, Rules and Regulations

        All Covered Persons must obey, and ensure that the Company obeys, all laws and governmental regulations of the cities, states and countries in which the Company operates. Although Covered Persons are not expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. If a law conflicts with a policy in this Code, you must comply with the law. If a local custom or policy conflicts with this Code, you must comply with this Code. If you have any questions about these conflicts, you should consult your supervisor or the Legal Department as to how to handle the situation.

        The Company takes a proactive stance on compliance with all applicable laws, rules and regulations. Particularly, the Company is committed to:

  1.
  maintaining a workplace that is free from discrimination or harassment based on race, gender, age, color, religion or any other characteristic that is unrelated to the Company's interests or otherwise protected by law;

  2.
  complying with all applicable environmental, health and safety laws;

  3.
  supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

  4.
  prohibiting any unlawful, improper or other questionable payments (including bribes or kickbacks), gifts, favors or other gratuities to suppliers, customers, U.S., state, local or foreign government officials or other third parties; and

  5.
  complying with all applicable federal and state securities laws, including laws prohibiting insider trading.

Covered Persons who have access to material non-public information about the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except for use in the conduct of Company business. To use material non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Legal Department.

G.    Record Keeping

        The Company requires honest and accurate recording and reporting by Covered Persons of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. In addition, many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor.

        All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

        Business records and communications often become public, and Covered Persons should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that could be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Legal Department prior to taking any related action.

H.    Accurate and Timely Periodic Reports

        The Company is committed to providing full, fair, accurate, timely and understandable disclosure in periodic reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other regulatory authorities and in other public communications made by the Company. All Company employees and officers who are involved in the Company's public disclosure process are responsible for fulfilling this commitment.

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

        Covered Persons have a duty to adhere to this Code and all existing Company policies and to report to the Company any suspected violations in accordance with applicable procedures. Employees are encouraged to talk to supervisors, managers or the Legal Department about observed violations of this Code or any other illegal or unethical behavior or when in doubt about the best course of action in a particular situation. Directors and officers should report any known or suspected violations of this Code or any other illegal or unethical behavior to the CEO or the General Counsel or pursuant to provisions of the Employee Handbook.

        It is the policy of the Company not to allow retaliation for reports of violations of this Code or any other illegal or unethical behavior by any employee made in good faith. All employees are expected to cooperate in internal investigations of misconduct.

DISCLOSURE/AMENDMENTS AND WAIVERS

        This Code will be made available on the Company's website. The Company shall include a statement in its Annual Report on Form 10-K filed with the SEC indicating that a copy of this Code is available on its website and in print to any stockholder who requests a copy.

        Any waiver of any provision of this Code for any executive officer or director may be made only by the Board. The provisions of this Code may be waived for any employee who is not an executive officer or director by the CEO or the Legal Department.

QuickLinks

GFI GROUP INC. CODE OF BUSINESS CONDUCT AND ETHICS